FOR IMMEDIATE RELEASE

CONTACT: Chris D. Sammons

Vice President, Investor Relations
And Corporate Communications
225.932.2546

SHAW ANNOUNCES EXPIRATION OF CASH TENDER OFFER

FOR OUTSTANDING 103/4 % SENIOR NOTES DUE 2010

Baton Rouge, Louisiana, May 6, 2005 – The Shaw Group Inc. (NYSE: SGR) today announced that on May 5, 2005 it completed its previously announced cash tender offer and consent solicitation (the “Offer”) for any and all of its $253,029,000 outstanding 103/4% Senior Notes due 2010 (the “Senior Notes”). The Offer expired at 5:00 p.m. New York City time on Wednesday, May 4, 2005 (the “Expiration Time”). As of the Expiration Time, $237,856,000 aggregate principal amount of Senior Notes were tendered, which represented approximately 94% of the outstanding aggregate principal amount of the Senior Notes. The Company paid approximately $266.8 million to purchase the Senior Notes, plus accrued interest, and made consent payments totaling approximately $5.9 million. The Company expects to record a pre-tax charge of approximately $47.4 million as a result of the early retirement of the Senior Notes and related transactions.

The Company has accepted for payment and paid for all Senior Notes validly tendered on or prior to the Expiration Date. In connection with the Offer, the Company received the required consents from holders of the Senior Notes to approve proposed amendments (the “Proposed Amendments”) to the indenture governing the Senior Notes to eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in the indenture. Adoption of the Proposed Amendments required the consent of holders of at least a majority of the aggregate principal amount of the outstanding Senior Notes.

UBS Securities LLC acted as dealer-manager and solicitation agent; D.F. King & Co., Inc. acted as information agent; and The Bank of New York acted as tender agent in connection with the Offer.

The terms and conditions of the Offer are set forth in Shaw’s Offer to Purchase, which was distributed to the holders of the Senior Notes when the Offer commenced. Copies of the Offer to Purchase, Letter of Transmittal and related documents may be obtained from the information agent at (800) 848-3416.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of an offer to sell securities, with respect to any Senior Note. The Offer was made solely by the Offer to Purchase and the accompanying Letter of Transmittal dated April 5, 2005.

The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for energy, chemicals, environmental, infrastructure and emergency response markets. With over $3 billion in revenues, Shaw is headquartered in Baton Rouge, Louisiana, and employs approximately 20,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. The Company was recently named for the second consecutive year to Fortune magazine’s annual list of “America’s Most Admired Companies”. For further information, please visit Shaw’s website at www.shawgrp.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s website under the heading “Forward-Looking Statements”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our website at www.shawgrp.com.

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